Exhibit 99.1

Pernix Therapeutics Provides Business Update

- Company Updates FY 2015 Net Sales Guidance -

- Q1 2015 Conference Call Scheduled for May 1, 2015 -

MORRISTOWN, N.J. -- (BUSINESS WIRE) -- April 15, 2015 -- Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) (the "Company"), a specialty pharmaceutical company, today updated its full-year 2015 net sales guidance and business outlook.

The Company anticipates net sales for the three-months ended March 31, 2015, will be between $32 million and $35 million, compared with $19 million for the same period in 2014.

Results in the quarter were mainly impacted by lower Treximet® (sumatriptan/naproxen sodium) prescription volume, a reduction in channel inventory related, in part, to the lower prescription volume, adjustments to gross-to-net discounts, and delays in the delivery of Treximet patient samples to our field sales force.

The Company expects improvements will be driven by:

●
Distribution of Treximet patient samples by the sales force starting the week of March 23, 2015. Over 27,000 Treximet samples have been distributed to physicians to date. We expect this will drive future prescription growth;

●
Accelerating the roll-out of the Pernix Pharmacy Direct (PPD) program, which allows us to retain a higher percentage of total prescriptions and reduce the rate of script abandonment. We expect PPD will also contribute to the growth of Treximet, Silenor® (doxepin tablets), and other products by improving prescription fill rates.  In December 2014, prescription fill rates improved by 25% in our initial PPD pilot territories;

●
The acquisition of Zohydro® ER (hydrocodone bitartrate), which we believe will enhance the long-term growth profile of our company, with a synergistic impact on Silenor promotion through the addition of approximately 100 sales representatives;

●	Expansion of managed care access, including the addition of more than 60 million covered lives for Silenor; and,

●	Fulfillment of patient insurance deductibles that were reset at the beginning of the year.

The Company now expects net sales for 2015 to be in the range of $220 to $240 million.  This guidance includes and assumes the effect of:

●	Anticipated first quarter results;

●	Positive volume growth for Treximet beginning in 2Q 2015, the first full quarter of sampling;

●
Continued volume growth for Silenor; reflecting the impact of approximately 100 additional sales representatives promoting the brand, who we expect to retain in connection with the acquisition of Zohydro ER; and,

●	Eight months of Zohydro ER net sales after the closing of the acquisition of Zohydro ER.

“We expect Treximet to respond positively to our promotional efforts as the sampling launch commences in full force, similar to the success we achieved in re-launching Silenor.  With the pending acquisition of the Zohydro ER franchise, we are building a strong portfolio of three strategically promoted brands, each in large markets, with significant growth potential.  We are confident in our ability to build value for our shareholders from our current products and future portfolio additions,” stated Doug Drysdale, Chairman and CEO of Pernix.

The aforementioned anticipated results and projections are based on information available to management as of the date of this press release, and are subject to revision upon finalization of the Company's quarterly accounting and financial reporting procedures and completion of its audit.  Pernix will report financial results for the first quarter of 2015 on Friday, May 1, 2015.

First Quarter Results Conference Call
Pernix will hold a conference call to discuss its results for the first quarter of 2015 on Friday, May 1, 2015 at 8:30 a.m. Eastern Time.  To listen to the call, please dial (877) 312-8783 (US), or (408) 940-3874 (International).

A replay of the call will be available for two weeks after the call's completion by dialing (855) 859-2056 (US) or (404) 537-3406 (International) and entering access code 26360103.  An audio webcast and archive will also be available for 30 days under the "Investors" section of the Pernix website at www.pernixtx.com .

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments.

Treximet® and Silenor® are registered trademarks of Pernix Therapeutics Holdings, Inc.

Zohydro® ER is a registered trademark of Zogenix, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Pernix Therapeutics Holdings Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements. Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

Investor Relations
Sanjay Patel, (800) 793-2145 ext. 1009	Lisa Wilson, 212-452-2793
Chief Financial Officer	In-Site Communications
spatel@pernixtx.com	lwilson@insitecony.com

Media Relations

Marianne Lambertson, (800) 793-2145 ext. 1012
Vice President, Marketing and Corporate Communications
mlambertson@pernixtx.com